EXHIBIT 99.1
News Release
For Immediate Release
For additional information from Infinity, Inc., please contact:
James W. Dean, Vice President, Strategic & Corporate Development
(720) 932-7800
www.infinity-res.com
Infinity Announces $9.5 Million Senior Secured Notes Financing
Use of Proceeds for Development and Exploration Drilling in Texas and the Rockies
DENVER, CO — (PR Newswire) — September 7, 2005 — Infinity, Inc. (NASDAQ: IFNY) today announced that it has closed the funding of $9.5 million of growth capital through the issuance of additional senior secured notes (“Additional Notes”) due March 2009.
A summary of highlights related to the financing transaction include:
•	Issuance of $9.5 million of Additional Notes;

•	Potential future draw-downs of up to $35.5 million over the next two plus years;

•	Use of proceeds for exploration & development in Texas and the Rockies; and

•	Three and one-half year term on the Additional Notes with potential one-year extension.
The Additional Notes, along with the Initial Notes issued in January 2005 (together, the “Notes”), are secured by essentially all of the assets of the Company and its subsidiaries. The Notes bear interest at 3-month LIBOR plus 675 basis points, to be redetermined the first business day of every calendar quarter. In addition to the Additional Notes, the Company also issued two tranches of five-year warrants to purchase approximately 283,000 shares of the Company’s common stock at a price of $9.40 per share and approximately 224,000 shares at a price of $11.44 per share, or warrants to purchase a total of approximately 507,000 shares at a weighted average price of $10.30 per share.
The ability to issue Additional Notes or any requirement to repay Notes prior to maturity will depend upon a maximum Notes balance calculated quarterly based generally upon a combination of (i) financial results of the Company’s oilfield service business and (ii) the after-tax SEC PV-10% value of the Company’s proved reserves. The balance of Notes under the facility is currently $39.5 million and the latest borrowing base (maximum Notes balance) was $52.3 million at June 30, 2005.
The Notes are redeemable for cash at any time during the first year at 105% of par value, declining by 1% per year thereafter (101% during any extended maturity period), together with any accrued and unpaid interest. In addition, the Company has the option to redeem Notes, together with accrued and unpaid interest, or to pay interest, with direct issuances of shares of common stock, subject to various conditions.

News Release
For Immediate Release
The Company engaged C.K. Cooper & Company as placement agent for the transaction.
Management Comments
James A. Tuell, the Company’s President and CEO, said: “We are very pleased to announce the additional senior secured notes financing as we prepare to step up our drilling activities. We are excited about our near-term and longer-term ability to meaningfully develop and explore our drilling inventory and very promising upside in Texas and the Rockies and we look forward to increases in our production, reserve base and operating cash flows.”
About Infinity, Inc.
Infinity, Inc., through its wholly-owned subsidiaries Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The operations of Infinity Oil and Gas of Texas are focused on its drilling program in the Fort Worth Basin of Texas. The operations of Infinity Oil & Gas of Wyoming are focused on its Wamsutter Arch Pipeline Field and its Labarge Field located in the Greater Green River Basin in southwest Wyoming and its Sand Wash Basin Field and Piceance Basin Prospect principally in northwest Colorado. Infinity, Inc. provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., with operations principally focused in the Mid-Continent region and the Powder River Basin in northeast Wyoming. The Company’s common stock is listed on the NASDAQ National Market under the symbol “IFNY.”
Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include potential future draw-downs under the Company’s senior secured notes facility, the Company’s ability to meaningfully develop and explore its acreage which it believes is promising, and the expectations regarding increases in production, reserves and operating cash flows. Factors that could cause or contribute to such differences include, but are not limited to, operating risks, delays and problems, the results of drilling and completions, decreases in the prices of oil and gas, an increase in competition for oilfield services, unexpected negative geological variances, increases in interest rates, liquidity and capital requirements, and other risks

News Release
For Immediate Release
described under “Risk Factors” in the Company’s Annual Report on Form 10-K and in the Company’s periodic reports filed with the Securities and Exchange Commission.
You can find the Company’s filings with the Securities and Exchange Commission at www.infinity-res.com or at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
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